January 21, 2000


Seattle FilmWorks, Inc.
1260 16th Avenue West
Seattle, Washington  98119-3401

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to Seattle FilmWorks, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 800,000 shares (the "Shares") of common stock, par value $0.01 (the Common Stock), issuable by the Company upon the exercise of options (the "Options") granted pursuant to the Company's 1999 Employee Stock Option Plan (the "Plan").

     We have based our opinion upon our review of the following records, documents, instruments and certificates:

     a)   the Articles of Incorporation of the Company;

     b)   the Bylaws of the Company;

     c) records certified to us by an officer of the Company as constituting all records of proceedings and of actions of the Board of Directors and shareholders relating to the adoption of the Plan and the reservation of the Shares for issuance pursuant to the Plan;

     d)   the Plan; and

     e) information provided by the Company's transfer agent as to the number of shares of Common Stock outstanding as of January 10, 2000.

     In connection with this opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

     This opinion is limited to the laws of the State of Washington. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any federal, regional or local governmental body.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that the reservation for issuance of the Shares upon the exercise of the Options has been duly authorized and upon payment of the purchase price for the Shares and issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

Seattle FilmWorks, Inc.                          Heller Ehrman White & McAuliffe
January 21, 2000                                                       Attorneys
Page 2


     Our opinion is qualified to the extent that in the event of a stock split, share dividend or other reclassification of the Common Stock effected subsequent to the date hereof, the number of shares of Common Stock issuable upon the exercise of Options may be adjusted automatically, as set forth in the terms of the Plan, such that the number of such shares, as so adjusted, may exceed the number of Company's remaining authorized, but unissued shares of Common Stock at the time the Options are exercised.

     We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,


                                           /s/ Heller Ehrman White & McAuliffe

                                           HELLER EHRMAN WHITE & McAULIFFE